Exhibit 99.1

John B. Sanfilippo & Son, Inc. Reports Fiscal 2024 Third Quarter Results

Sales Volume Increased 22.6% and Net Sales Increased 14.0% to $271.9M Driven by Snack Bar Sales from the Lakeville Acquisition*

Elgin, IL, May 1, 2024 -- John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (the “Company”) today announced financial results for its fiscal 2024 third quarter ended March 28, 2024.

Third Quarter Summary*

•
Net sales increased $33.3 million, or 14.0%, to $271.9 million
•
Sales volume increased 17.0 million pounds, or 22.6%, to 92.0 million pounds
•
Gross profit decreased 1.2% to $49.2 million
•
Diluted EPS decreased 14.8% to $1.15 per share

CEO Commentary

“I am pleased to report the Lakeville Acquisition increased quarterly sales volume by 18.1 million pounds, or 24.1% over the third quarter of fiscal 2023, and increased our quarterly net sales by approximately $46.9 million, or 19.7% over the third quarter of fiscal 2023. We have made great progress in optimizing the operations in Lakeville and we currently expect it to become accretive to our operating income during the upcoming fourth quarter, which is significantly ahead of our initial schedule. We also sold in the third quarter approximately $3.2 million of our own internally developed nutrition bars, which complements the snack bars produced in Lakeville. I would like to personally thank all our employees who have worked with passion, dedication, and a sense of urgency to optimize the operations at Lakeville and continue to drive improvements,” stated Jeffrey T. Sanfilippo, Chief Executive Officer.

“Sales volume for the third quarter, excluding the impact of the Lakeville Acquisition, decreased 1.4% mainly due to decreased sales volume in our contract packaging sales channel. Even though we continue to operate in an environment of elevated retail selling prices and cautious consumers, our consumer distribution channel delivered strong results. Our private brand business reversed two consecutive quarters of decreasing sales volume. While our branded business sales volume decreased in the quarter, it represented a significant improvement over the decreases we experienced over the last three quarters as we continue to see strong momentum at a major e-commerce customer for our branded products,” Mr. Sanfilippo stated.

* Results include the impact of the acquisition of the TreeHouse Foods snack bar business (the “Lakeville Acquisition”) which was completed on September 29, 2023, the first day of our second fiscal quarter.

Third Quarter Results

Net Sales

Net sales for the third quarter of fiscal 2024 increased $33.3 million, or 14.0%, to $271.9 million and included approximately $46.9 million of net sales from the Lakeville Acquisition. Excluding the Lakeville Acquisition, net sales decreased $13.6 million, or 5.7%. The decline was due to a 4.3% decrease in the weighted average sales price per pound and a 1.4% decrease in sales volume, which is defined as pounds sold to customers. The decrease in the weighted average selling price primarily resulted from lower commodity acquisition costs for all major tree nuts except walnuts, which was partially offset by higher commodity acquisition costs for peanuts. Sales volume declined for all major nut types in the third quarter.

Sales Volume

Consumer Distribution Channel + 33.1% (+0.3% excluding the impact of the Lakeville Acquisition)

•
Private Brand + 38.6%

This sales volume increase was driven by the Lakeville Acquisition, which sales volume is almost exclusively private brand bars. Excluding the Lakeville Acquisition, sales volume increased 0.5%. The increase was driven by increased peanut butter and nutrition bar distribution, which was partially offset by a decrease in snack and trail mix volume at a mass merchandising retailer. In addition, new sales distribution of snack and trail mix at a grocery store retailer was partially offset by lost distribution at a drug channel customer.

•
Branded** - 5.8%

This sales volume decrease was primarily attributable to a 15.8% decrease in the sales volume of Fisher snack nuts due to lost distribution at a mass merchandising retailer and decreased sales volume at several grocery store retailers. These decreases were partially offset by an increase in e-commerce sales volume.

Commercial Ingredients Distribution Channel – 2.4% (- 3.0% excluding the impact of the Lakeville Acquisition)

This sales volume decrease was mainly driven by decreased sales volume due to competitive pricing pressure and non-recurring peanut butter sales at a foodservice distributor that occurred in the third quarter of fiscal 2023. This decrease was partially offset by new peanut butter business at two other foodservice distributors and sales volume of loose granola associated with the Lakeville Acquisition.

Contract Packaging Distribution Channel – 11.3%

This sales volume decrease was due to decreased cashew and mixed nut distribution by a major customer due to soft consumer demand.

Gross Profit

Gross profit margin decreased to 18.1% of net sales from 20.9% of net sales in the prior comparable quarter mainly related to the higher net sales base from the Lakeville Acquisition. Gross profit, which was positively impacted approximately $3.0 million due to the Lakeville Acquisition, of which approximately $1.7 million was related to the partial release of an inventory valuation reserve initially recorded at the acquisition date, decreased slightly by approximately $0.6 million, or 1.2%. Excluding the Lakeville Acquisition, gross profit margin decreased slightly by 0.3% and gross profit decreased by approximately $3.6 million, or 7.2%. The decrease in gross profit margin and gross profit was due to higher commodity acquisition costs for peanuts and walnuts, reduced production volume and increased expenditures relating to facility repairs and maintenance, noncompliant inventory and incentive compensation.

** Includes Fisher recipe nuts, Fisher snack nuts, Orchard Valley Harvest and Southern Style Nuts.

Operating Expenses, net

Total operating expenses increased $2.9 million in the quarterly comparison, of which approximately $1.8 million directly relates to operating expenses associated with the Lakeville Acquisition. Excluding the Lakeville Acquisition, total operating expenses increased $1.1 million mainly due to an increase in incentive compensation, which was partially offset by decreases in freight and advertising expenses. Total operating expenses, as a percentage of net sales, decreased to 11.3% from 11.7% in the prior comparable quarter due to the reasons noted above and a higher net sales base due to the Lakeville Acquisition. Excluding the impact of the Lakeville Acquisition, total operating expenses, as a percentage of net sales, increased to 12.9% from 11.7% due to the reasons noted above and a lower net sales base.

Inventory

The value of total inventories on hand at the end of the current third quarter increased $20.3 million, or 10.7%. The increase was mainly due to the additional $24.9 million of inventory associated with the Lakeville Acquisition. Excluding the Lakeville Acquisition, the value of total inventories on hand decreased $4.5 million, or 2.4%, year over year. The decrease in the value of total inventories was primarily due to lower quantities of finished goods and lower quantities and commodity acquisition cost for work-in-process, raw materials, cashews, and almonds. This was offset by higher quantities of pecans and walnuts and higher commodity acquisition cost for walnuts. The weighted average cost per pound of raw nut and dried fruit input stock on hand, excluding the impact of the Lakeville Acquisition, decreased 11.7% year over year mainly due to higher quantities of peanuts and inshell walnuts and pecans.

Nine Month Results

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Net sales increased 4.1% to $797.2 million, primarily due to the Lakeville Acquisition. Excluding the impact of the Lakeville Acquisition, net sales decreased 5.7% to $721.6 million. The decrease in net sales was primarily attributable to a 3.8% decline in sales volume and a 2.0% decrease in weighted average selling price per pound.
•
Sales volume increased 8.8%, primarily due to the Lakeville Acquisition. Excluding the impact of the Lakeville Acquisition, sales volume decreased 3.8% primarily due to sales volume decreases in the consumer and contract packaging channels.
•
Gross profit margin increased slightly from 20.5% to 20.6% of net sales.
•
Operating expenses increased $5.4 million to $93.6 million. The increase in total operating expenses was mainly due to increases in incentive compensation, incremental operating expenses associated with the Lakeville Acquisition, advertising expense and charitable food donations. These increases were partially offset by the one-time bargain purchase gain from the Lakeville Acquisition and a decrease in freight expense.
•
Diluted EPS increased 3.9%, or $0.16 per diluted share, to $4.30.

In closing, Mr. Sanfilippo commented, “Looking ahead to the fourth quarter and fiscal 2025, we are optimistic about the contribution of the Lakeville Acquisition to our operating results based on the current performance and ongoing and expected future operational improvements. We initially estimated the current fiscal year dilution due to the Lakeville Acquisition to range from $0.80 to $1.00 per diluted share, which we have updated to $0.25 to $0.50 per diluted share as a direct result of our team’s excellence in optimizing the operations in Lakeville during the third quarter. In addition, we are working on numerous sales opportunities utilizing our new snack and nutrition bar capabilities. We are also cautiously optimistic that consumer demand will stabilize and slowly begin to recover in the core nut and trail mix categories. As we continue to execute our strategic initiatives, I am confident we can continue to deliver strong operating results and create long-term value for our shareholders.”

Conference Call

The Company will host an investor conference call and webcast on Thursday, May 2, 2024, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. To participate in the call via telephone, please register using the following Participant Registration link: https://register.vevent.com/register/BIebe8c03d89ca44fa82651d9f28ad0afb. Once registered, attendees will receive a dial-in number and their own unique PIN number. This call is also being webcast by Notified and can be accessed at the Company’s website at www.jbssinc.com.

About John B. Sanfilippo & Son, Inc.

Based in Elgin, Illinois, John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit products, snack bars, and dried cheese snacks, that are sold under the Company’s Fisher ®, Orchard Valley Harvest ®, Squirrel Brand ®, Southern Style Nuts ® and Just the Cheese ® brand names and under a variety of private brands.

Forward Looking Statements

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) sales activity for the Company’s products, such as a decline in sales to one or more key customers, or to customers or in the nut category generally, in some or all channels, a change in product mix to lower price products, a decline in sales of private brand products or changing consumer preferences, including a shift from higher margin products to lower margin products; (ii) changes in the availability and costs of raw materials and ingredients and the impact of fixed price commitments with customers; (iii) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (iv) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively; (v) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures; (vi) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (vii) the ability of the Company to control costs (including inflationary costs) and manage shortages in areas such as inputs, transportation and labor; (viii) uncertainty in economic conditions, including the potential for inflation or economic downturn leading to decreased consumer demand; (ix) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (x) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xi) losses due to significant disruptions at any of our production or processing facilities or employee unavailability due to labor shortages; (xii) the ability to implement our Long-Range Plan, including growing our branded and private brand product sales, diversifying our product offerings (including by the launch of new products) and expanding into alternative sales channels; (xiii) technology disruptions or failures or the occurrence of cybersecurity incidents or breaches; (xiv) the inability to protect the Company’s brand value, intellectual property or avoid intellectual property disputes; (xv) our ability to manage the impacts of changing weather patterns on raw material availability due to climate change; and (xvi) our ability to operate and integrate the acquired snack bar related assets of TreeHouse and realize efficiencies and synergies from such acquisition.

Contacts:

Company:	Investor Relations:
Frank S. Pellegrino	John Beisler or Steven Hooser
Chief Financial Officer	Three Part Advisors, LLC
847-214-4138	817-310-8776

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JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the Quarter Ended		For the Thirty-Nine Weeks Ended
	March 28, 2024	March 30, 2023	March 28, 2024	March 30, 2023
Net sales	$271,884	$238,535	$797,211	$765,464
Cost of sales	222,707	188,767	633,073	608,551
Gross profit	49,177	49,768	164,138	156,913
Operating expenses:
Selling expenses	18,654	18,109	61,647	57,921
Administrative expenses	12,171	9,841	34,187	30,296
Bargain purchase gain, net	—	—	(2,226)	—
Total operating expenses	30,825	27,950	93,608	88,217
Income from operations	18,352	21,818	70,530	68,696
Other expense:
Interest expense	785	552	2,067	1,828
Rental and miscellaneous expense, net	324	371	940	1,084
Pension expense (excluding service costs)	350	349	1,050	1,046
Total other expense, net	1,459	1,272	4,057	3,958
Income before income taxes	16,893	20,546	66,473	64,738
Income tax expense	3,416	4,814	16,237	16,554
Net income	$13,477	$15,732	$50,236	$48,184
Basic earnings per common share	$1.16	$1.36	$4.33	$4.16
Diluted earnings per common share	$1.15	$1.35	$4.30	$4.14
Weighted average shares outstanding
— Basic	11,626,886	11,592,362	11,614,388	11,570,954
— Diluted	11,698,531	11,656,194	11,683,579	11,632,656

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	March 28, 2024	June 29, 2023	March 30, 2023
ASSETS
CURRENT ASSETS:
Cash	$377	$1,948	$365
Accounts receivable, net	75,638	72,734	74,534
Inventories	210,672	172,936	190,351
Prepaid expenses and other current assets	9,636	6,812	9,325
	296,323	254,430	274,575

PROPERTIES, NET:	162,393	135,481	136,650

OTHER LONG-TERM ASSETS:
Intangibles, net	17,953	18,408	18,850
Deferred income taxes	651	3,592	2,374
Operating lease right-of-use assets	7,409	6,427	6,582
Other assets	7,199	6,949	6,029
	33,212	35,376	33,835
TOTAL ASSETS	$491,928	$425,287	$445,060

LIABILITIES & STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$32,093	$—	$27,825
Current maturities of long-term debt, net	721	672	657
Accounts payable	51,458	42,680	42,264
Bank overdraft	1,351	285	458
Accrued expenses	34,767	42,051	31,554
	120,390	85,688	102,758

LONG-TERM LIABILITIES:
Long-term debt, less current maturities	6,555	7,102	7,276
Retirement plan	27,570	26,653	29,471
Long-term operating lease liabilities	5,553	4,771	4,905
Other	10,048	8,866	8,332
	49,726	47,392	49,984

STOCKHOLDERS' EQUITY:
Class A Common Stock	26	26	26
Common Stock	91	91	91
Capital in excess of par value	134,530	131,986	131,649
Retained earnings	188,573	161,512	164,220
Accumulated other comprehensive loss	(204)	(204)	(2,464)
Treasury stock	(1,204)	(1,204)	(1,204)
TOTAL STOCKHOLDERS’ EQUITY	321,812	292,207	292,318
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$491,928	$425,287	$445,060